FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION ANNOUNCES CLOSING OF PAC-VAN, INC. ACQUISITION, REVISED GUIDANCE FOR FISCAL 2009, APPOINTMENT OF NEW DIRECTOR AND COMMENCEMENT OF TRADING ON THE NASDAQ STOCK MARKET

Pasadena, CA - October 1, 2008 - General Finance Corporation (“General Finance”) (NASDAQ: GFN, GFNCW and GFNCU) today announced that it completed its acquisition of Pac-Van, Inc. (“Pac-Van”) through a merger of Mobile Office Acquisition Corp. (“MOAC”), the parent company of Pac-Van, and General Finance’s wholly-owned subsidiary GFN North America Corp. (“GFNA”). The stockholders of General Finance approved the merger at a Special Meeting of Stockholders on September 30, 2008. The acquisition extends the operations of General Finance companies from Australia and New Zealand, where Royal Wolf Trading Australia Pty Limited (“Royal Wolf”) is the leading provider of portable storage solutions, to North America, where Pac-Van is a key provider of modular buildings and mobile office units.

General Finance’s Chairman, Lawrence P. Glascott, stated: “We are pleased to have completed the acquisition of Pac-Van, a widely recognized North American mobile office, modular building and portable storage solutions provider with a national platform. We believe the acquisition of Pac-Van provides several strategic benefits: the diversification of our business across several geographic markets, the addition of a high quality management team and improved access to the capital markets. We expect the acquisition will be accretive to fiscal 2009 earnings and will contribute to our financial growth.”

Pac-Van is headquartered in Indianapolis, Indiana and operates 26 branch locations in 17 states in the United States with more than 7,000 customers and has unaudited adjusted trailing twelve month earnings before interest, income taxes, depreciation and amortization and other non-operating costs (“EBITDA”) of $22.9 million as of June 30, 2008. Ted Mourouzis, current President and COO of Pac-Van since 1999, and Pac-Van’s senior management team of six executives will continue to lead Pac-Van.

With the consummation of the merger, General Finance expanded the size of its board of directors from five to six by appointing Ronald L. Havner Jr. to serve as a director. Mr. Havner served as a member of the board of directors of MOAC from 2006 to 2008.

Concurrently with the merger, GFNA and Pac-Van entered into amendments to Pac-Van’s senior credit facility and subordinated debt agreements allowing the assumption of all of the debt along with additional revolving debt availability, subject to certain terms and conditions.

In connection with the closing of the acquisition of Pac-Van, General Finance is issuing revised guidance for the fiscal year ending June 30, 2009(1). This guidance reflects the Pac-Van acquisition and the anticipated nine months financial contribution of Pac-Van and has been updated to reflect the recent significant declines in the Australian Dollar/U.S. Dollar exchange rate. General Finance disclaims any intent or obligation to update these guidance amounts solely for any future changes in exchange rates.

•	Total revenues should be in the range of between $165 million and $175 million;

•	EBITDA(2) , after deduction of share-based compensation expense, should be in the range of $39 million to $44 million;

•	Net fleet capital expenditures are expected to be approximately $16 million to $20 million; and

•	Lease fleet is projected to be approximately 40,000 to 44,000 units.

(1)
A currency exchange rate of 0.80 Australian Dollars to the U.S. Dollar was used in these forecasts. General Finance used an exchange rate of 0.94 in its initial guidance amounts released on June 26, 2008.

(2)
EBITDA is a supplemental measure of performance that is not required by, or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is a non-GAAP measure, is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity. We present EBITDA because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA when reporting their results. These forward-looking statements reflect General Finance’s expectations as of October 1, 2008. Actual full-year results may be materially different and affected by many factors, including those outlined in the “forward-looking statements” paragraph at the end of this press release. The results do not include subsequent acquisitions that may occur between October 2, 2008 and June 30, 2009.

Effective October 1, 2008, the common stock, warrants and units of the Company commenced trading on the NASDAQ Global Market under the symbols GFN, GFNCW and GFNCU, respectively.

Additional Information

About General Finance Corporation

General Finance Corporation (www.generalfinance.com), through its indirect 86.2%-owned subsidiary, Royal Wolf (www.royalwolf.com.au) and its indirect 100%-owned subsidiary Pac-Van (www.pacvan.com ), sells and leases portable storage containers, portable container buildings, freight containers, modular buildings and mobile offices to a broad cross section of industrial, commercial, educational and government customers throughout Australia, New Zealand and the United States.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Such forward-looking statements include, but are not limited to, prospects of Royal Wolf and Pac-Van. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission; such as General Finance’s definitive proxy statement with respect to General Finance’s acquisition of Pac-Van, its Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and its post-effective amendment on Form S-1.

Contact:
John Johnson
Chief Operating Officer
General Finance Corporation
(626) 584-9722 ext. 1009